Exhibit 99.1

Regency Energy Partners Reports Fourth-Quarter and Full-Year 2010 Results

Full-Year 2010 Adjusted EBITDA Increased 55% Over 2009

DALLAS, February 16, 2011 – Regency Energy Partners LP (Nasdaq: RGNC), (“Regency” or the “Partnership”), announced today its financial results for the full year ended December 31, 2010.

Regency’s adjusted EBITDA increased 92% to $102 million in the fourth quarter 2010, compared to $53 million in the fourth quarter 2009. For the full year, adjusted EBITDA increased 55% to $327 million in 2010, compared to $211 million in 2009.

“Regency had a transformational year and continued to evolve into a full-service midstream provider in 2010,” said Mike Bradley, president and chief executive officer of Regency. “This past year, our key accomplishments included the completion of several major growth projects in north Louisiana, and the acquisitions of a natural gas treating business and interest in the Midcontinent Express Pipeline. These achievements diversified our service offerings, expanded our geographic footprint and contributed to our strong financial performance.”

“Our general partner, Energy Transfer Equity, L.P., is committed to our long-term strategy of growing distributions and achieving investment grade metrics,” continued Bradley. “With the expertise of a supportive general partner, a strong balance sheet and well-positioned assets, we enter 2011 with a solid foundation on which to grow.”

For the year ended December 31, 2010, the Partnership recorded a net loss of $11 million, compared to net income of $140 million in 2009. This variance was primarily attributable to the following items: a $134-million decrease in gain on asset sales, primarily due to the contribution of the Regency Intrastate Gas System to the Haynesville Joint Venture in 2009; and an $18-million loss on debt refinancing, net, primarily related to the redemption premium paid to redeem the senior notes due 2013.

REVIEW OF SEGMENT PERFORMANCE

Adjusted total segment margin increased 8% to $390 million for the full year 2010, compared to $361 million for the full year 2009.

Gathering and Processing – The Gathering and Processing segment includes Regency’s natural gas processing and treating plants, low-pressure gathering pipelines and NGL pipeline activities. In addition, Regency reports its producer services revenues in this segment.

Adjusted segment margin for the Gathering and Processing segment, which excludes non-cash hedging gains and losses related to the Gathering and Processing segment, was $226 million for the full year 2010, compared to $207 million for the full year 2009. The 9% increase was primarily due to increased volumes in south Texas associated with the Eagle Ford shale development.

Total throughput volumes for the Gathering and Processing segment averaged 1 million MMbtu per day of natural gas, and processed NGLs averaged 26,000 barrels per day for 2010. For 2009, total throughput volumes averaged 1 million MMbtu per day of natural gas, and processed NGLs averaged 21,000 barrels per day.

Transportation – The Transportation segment consists of Regency’s 49.99% interest in the Haynesville Joint Venture and its 49.9% interest in the MEP Joint Venture. Since Regency uses the equity method of accounting for the Haynesville Joint Venture and the MEP Joint Venture, Regency does not record segment margin for the Transportation segment. Rather, the income attributable to both the Haynesville Joint Venture and the MEP Joint Venture is recorded as income from unconsolidated subsidiaries.

For 2010, Regency reported income from unconsolidated subsidiaries of $69 million, of which $48 million was related to the Haynesville Joint Venture, and $21 million was related to the MEP Joint Venture. For 2009, Regency reported income from unconsolidated subsidiaries of $8 million. The increase from 2009 to 2010 was primarily due to the completion of the Haynesville Expansion Project and Red River Lateral in January 2010, the acquisition of additional ownership interest in the Haynesville Joint Venture in April 2010, and the acquisition of a 49.9% interest in the MEP Joint Venture in May 2010.

For comparison purposes only, Regency is providing operating data and segment information assuming 100% ownership of both joint ventures.

The Haynesville Joint Venture, which consists solely of the Regency Intrastate Gas System (“RIGS”), was previously wholly owned by Regency and is currently operated by Regency. The Haynesville Joint Venture’s segment margin increased to $174 million for 2010, compared to $52 million for 2009. This increase was primarily driven by the completion of the Haynesville Expansion Project and Red River Lateral in January 2010.

Total combined throughput volumes for the Haynesville Joint Venture averaged 1.3 million MMbtu per day of natural gas for 2010, compared to an average of 739,000 MMbtu per day of natural gas for 2009.

The MEP Joint Venture consists solely of the Midcontinent Express Pipeline, which is operated by Kinder Morgan Energy Partners, L.P. The MEP Joint Venture’s segment margin increased to $212 million for 2010, compared to $89 million for 2009. This increase was primarily attributable to a full year of operations of Zone 1 and Zone 2, which were completed in May and August 2009, respectively. In addition there was an expansion project completed in June 2010, which increased total pipeline capacity from 1.5 Bcf/d to 1.8 Bcf/d.

Total combined throughput volumes for the MEP Joint Venture averaged 1.4 million MMbtu per day of natural gas for 2010, compared to an average of 678,000 MMbtu per day of natural gas for 2009.

Contract Compression – The Contract Compression segment provides turnkey natural gas compression services.

Segment margin for the Contract Compression segment was $154 million for 2010, compared to $141 million for 2009. This increase was primarily attributable to increased revenue generating horsepower and additional contract compression services provided to the Gathering and Processing segment. The inter-segment revenues are eliminated upon consolidation.

Regency’s revenue generating horsepower increased to 844,800 for the fourth quarter 2010, compared to 753,328 of revenue generating horsepower for the fourth quarter 2009.

Contract Treating – The Contract Treating segment owns and operates a fleet of equipment used to provide treating services, such as carbon dioxide and hydrogen sulfide removal, natural gas cooling, dehydration and BTU management to natural gas producers and midstream pipeline companies.

Segment margin for the Contract Treating segment, which was acquired in September 2010, was $11 million for the period since acquisition. For the fourth quarter 2010, which was the first full quarter contribution from the Contract Treating segment, segment margin was $9 million.

Corporate and Others – The Corporate and Others segment is primarily comprised of revenues from the operations of a small interstate pipeline, as well as partial reimbursements of general and administrative costs from the Haynesville Joint Venture. Segment margin in the Corporate and Others segment increased to $21 million for 2010, compared to $6 million for 2009, primarily due to an increase in the reimbursement from the Haynesville Joint Venture for general and administrative expenses.

ORGANIC GROWTH

In 2010, Regency invested $193 million for growth capital projects – exclusive of growth capital related to its joint venture interests – of which approximately $121 million was related to organic growth projects in the Gathering and Processing segment; $67 million was related to the fabrication of new compressor packages for the Contract Compression segment; and $5 was million related to the Corporate and Others segment.

In 2010, Regency invested $20 million and $86 million to fund its proportionate share of growth capital associated with the Haynesville Joint Venture and MEP Joint Venture, respectively.

CASH DISTRIBUTIONS

On January 27, 2011, Regency announced a cash distribution of 44.5 cents per outstanding common unit and Series A Preferred Unit for the fourth quarter ended December 31, 2010. This distribution is equivalent to $1.78 per outstanding common unit and Series A Preferred Unit on an annual basis and was paid on February 14, 2011, to unitholders of record at the close of business on February 7, 2011.

In the fourth quarter of 2010, Regency generated $69 million in cash available for distribution, representing coverage of 1.08 times the amount required to cover its announced distribution to unitholders.

Regency makes distribution determinations based on its cash available for distribution and the perceived sustainability of distribution levels over an extended period. In addition to considering the cash available for distribution generated during the quarter, Regency takes into account cash reserves established with respect to prior distributions, seasonality of results, and its internal forecasts of adjusted EBITDA and cash available for distribution over an extended period. Distributions are set by the Board of Directors and are driven by the long-term sustainability of the business.

TELECONFERENCE

Regency Energy Partners will hold a quarterly conference call to discuss full-year 2010 results on Thursday, February 17, 2011, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

The dial-in number for the call is 1-866-831-6234 in the United States, or +1-617-213-8854 outside the United States, pass code 42367669. A live webcast of the call can be accessed on the investor information page of Regency Energy Partners’ Web site at www.regencyenergy.com. The call will be available for replay for seven days by dialing 1-888-286-8010 (from outside the U.S., +1-617-801-6888) pass code 62859233.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the non-GAAP financial measures of:

•	EBITDA;

•	adjusted EBITDA;

•	cash available for distribution;

•	segment margin;

•	total segment margin;

•	adjusted segment margin; and

•	adjusted total segment margin.

These financial metrics are key measures of the Partnership’s financial performance. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly-comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations.

We define EBITDA as net income (loss) plus interest expense, provision for income taxes and depreciation and amortization expense.

We define adjusted EBITDA as EBITDA plus (minus) non-cash loss (gain) from commodity and embedded derivatives, non-cash unit-based compensation, loss (gain) on asset sales, net, loss on debt refinancing, other (income) expense, net, and the Partnership’s interest in adjusted EBITDA from unconsolidated subsidiaries less income from unconsolidated subsidiaries.

Adjusted EBITDA is used as a supplemental performance measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our unitholders and general partner;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing methods or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Our EBITDA and adjusted EBITDA may not be comparable to a similarly titled measure of another company because other entities may not calculate EBITDA or adjusted EBITDA in the same manner.

We define cash available for distribution as:

•	adjusted EBITDA;

•	minus interest expense, excluding capitalized interest;

•	minus maintenance capital expenditures;

•	plus cash proceeds from asset sales, if any.

Cash available for distribution is used as a supplemental liquidity measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to approximate the amount of operating surplus generated by us during a specific period and to assess our ability to make cash distributions to our unitholders and our general partner. Cash available for distribution is not the same measure as operating surplus or available cash, both of which are defined in our partnership agreement.

We define segment margin, generally, as revenues minus cost of sales. We calculate our Gathering and Processing segment margin and Corporate and Others segment margin as our revenue generated from operations minus the cost of natural gas and NGLs purchased and other cost of sales, including third-party transportation and processing fees.

Prior to our contribution of RIGS to the Haynesville Joint Venture, we calculated our Transportation segment margin as revenues generated by fee income as well as, in those instances in which we purchased and sold gas for our account, gas sales revenue minus the cost of natural gas that we purchased and transported. After our contribution of RIGS to the Haynesville Joint Venture, we do not record segment margin for the Transportation segment, which also includes our investment in the MEP Joint Venture, because we record our ownership percentage of the net income in the Haynesville Joint Venture and the MEP Joint Venture as income from an unconsolidated subsidiaries.

We calculate our Contract Services segment margin as our revenue generated from our contract services operations minus the direct costs, primarily compressor unit repairs, associated with that revenue.

We calculate our Contract Treating segment margin as revenues generated from our contract treating operations minus direct costs associated with those revenues.

We calculate total segment margin as the total of segment margin of our five segments, less intersegment eliminations.

We define adjusted segment margin as segment margin adjusted for non-cash gains (losses) from commodity derivatives. We define adjusted total segment margin as total segment margin adjusted for non-cash gains (losses) from commodity derivatives. Our adjusted total segment margin equals the sum of our operating segments’ adjusted segment margins or segment margins, including intersegment eliminations. Adjusted segment margin and adjusted total segment margin are included as supplemental disclosures because they are primary performance measures used by management as they represent the results of product purchases and sales, a key component of our operations.

Our total segment margin and adjusted total segment margin may not be comparable to a similarly titled measure of another company because other entities may not calculate these amounts in the same manner.

For quarterly comparison purposes only we have also used the following non-GAAP financial measures related to the Haynesville Joint Venture and the MEP Joint Venture:

•	Haynesville Joint Venture segment margin;

•	MEP Joint Venture segment margin.

We define the Haynesville Joint Venture’s segment margin as the Haynesville Joint Venture’s revenue minus cost of sales.

We define the MEP Joint Venture’s segment margin as the MEP Joint Venture’s revenue minus cost of sales.

FORWARD-LOOKING INFORMATION

This release contains “forward-looking” statements, which are any statements that do not relate strictly to historical facts. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “will” or similar expressions help identify forward-looking statements. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions, which include, but are not limited to, the risks, uncertainties and assumptions enumerated in our Forms 10-Q and 10-K as filed with the Securities and Exchange Commission. Although we believe our forward-looking statements are based on reasonable assumptions, current expectations and projections about future events, we cannot give assurances that such assumptions, expectations and projections will prove to be correct. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking statements. We undertake no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating, marketing and transporting of natural gas and natural gas liquids. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:

Lyndsay Hannah

Regency Energy Partners

Manager, Communications & Public Relations

214-840-5477

ir@regencygas.com

Media Relations:

Elizabeth Cornelius

HCK2 Partners

972-716-0500 x26

elizabeth.cornelius@hck2.com

Consolidated Income Statements

Regency Energy Partners LP

Consolidated Statements of Operations

($ in thousands)

	Three Months Ended		Year Ended
	December 31, 2010	December 31, 2009 (1)	December 31, 2010	December 31, 2009 (1)
REVENUES
Gas sales, including related party amounts	$111,876	$127,840	$519,344	$476,077
NGL sales, including related party amounts	120,547	81,201	390,879	239,255
Gathering, transportation and other fees, including related party amounts	84,014	64,538	293,295	270,071
Net realized and unrealized gain from derivatives	(1,518)	1,736	(8,582)	37,712
Other, including related party amounts	7,826	7,035	26,727	20,162

Total revenues	322,745	282,350	1,221,663	1,043,277

OPERATING COSTS AND EXPENSES
Cost of sales, including related party amounts	221,121	196,852	862,105	674,944
Operation and maintenance	33,100	26,809	125,650	117,080
General and administrative, including related party amounts	18,563	14,532	80,951	57,863
Loss (gain) on asset sales, net	3	106	516	(133,282)
Depreciation and amortization	33,217	26,174	117,751	100,098

Total operating costs and expenses	306,004	264,473	1,186,973	816,703

OPERATING INCOME	16,741	17,877	34,690	226,574

Income from unconsolidated subsidiaries	23,618	2,431	69,365	7,886
Interest expense, net	(19,791)	(21,945)	(82,792)	(77,665)
Loss on debt refinancing, net	(15,748)	—	(17,528)	—
Other income and deductions, net	(12,232)	(1,459)	(12,126)	(15,132)

(LOSS) INCOME BEFORE INCOME TAXES	(7,412)	(3,096)	(8,391)	141,663
Income tax (benefit) expense	(143)	(484)	956	(1,095)

(LOSS) INCOME FROM CONTINUING OPERATIONS	(7,269)	(2,612)	(9,347)	142,758
DISCONTINUED OPERATIONS
Net loss from operations of east Texas assets	(1,654)	(735)	(1,571)	(2,269)

NET (LOSS) INCOME	$(8,923)	$(3,347)	$(10,918)	$140,489
Net income attributable to noncontrolling interest	(69)	(30)	(562)	(91)

NET (LOSS) INCOME ATTRIBUTABLE TO REGENCY ENERGY PARTNERS LP	$(8,992)	$(3,377)	$(11,480)	$140,398

(1)	Amounts differ from previously disclosed amounts due to the presentation as discontinued operations for the disposition of east Texas assets.

Segment Financial and Operating Data

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	($ in thousands)
Gathering and Processing Segment
Financial data:
Segment margin (1)	$52,915	$50,982	$196,008	$213,920
Adjusted segment margin (1)	59,731	52,139	226,191	206,769
Operating data:
Throughput (MMbtu/d)	1,029,597	1,000,748	996,800	975,963
NGL gross production (Bbls/d)	29,327	22,725	26,155	21,104

(1)	Segment margin and adjusted segment margin vary from previously disclosed amounts due to the presentation of discontinued operations for the disposition of east Texas assets, as well as a functional reorganization of our operating segments.

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	($ in thousands)
Contract Compression Segment (1)
Financial data:
Segment margin	$40,855	$34,163	$154,209	$141,028
Operating data:
Revenue generating horsepower	844,800	753,328	844,800	753,328
Average horsepower per revenue generating compression unit	832	849	832	849

(1)	Segment margin varies from previously disclosed amounts due to a functional reorganization of our operating segments.

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	($ in thousands)
Contract Treating Segment
Financial data:
Segment margin	$8,725	$—	$11,454	$—
Operating data:
Revenue generating gallons per minute	3,431	—	3,431	—

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	($ in thousands)
Corporate & Others
Financial data:
Segment margin (1)	$5,341	$1,964	$21,092	$6,275

(1)	Segment margin varies from previously disclosed amounts due to a functional reorganization of our operating segments.

The following provides key performance measures for 100% of the Haynesville Joint Venture and the MEP Joint Venture

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	($ in thousands)
Transportation Segment - Haynesville Joint Venture
Financial data:
Segment margin	$47,450	$12,157	$174,347	$52,051
Operating data:
Throughput (MMbtu/d)	1,543,570	640,166	1,277,881	738,654

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	($ in thousands)
Transportation Segment - MEP Joint Venture
Financial data:
Segment margin	$57,799	$46,199	$212,345	$89,454
Operating data:
Throughput (MMbtu/d)	1,541,533	1,236,620	1,408,778	678,104

Reconciliation of Non-GAAP Measures to GAAP Measures

	Three Months Ended December 31,
	2010	2009	2008
	($ in thousands)
Net (loss) income	$(8,923)	$(3,347)	$31,936
Add (deduct):
Interest expense, net	19,791	22,028	14,982
Depreciation and amortization	33,217	28,759	27,928
Income tax benefit	(143)	(484)	(408)

EBITDA (1) (2)	$43,942	$46,956	$74,438
Add (deduct):
Non-cash loss (gain) from derivatives	18,922	2,124	(13,691)
Non-cash unit based compensation (3)	1,386	1,613	1,220
Loss on asset sales, net	78	106	38
Income from unconsolidated subsidiaries	(23,618)	(2,431)	—
Partnership’s ownership interest in Haynesville Joint Venture’s adjusted EBITDA (4)	20,374	3,621	—
Partnership’s ownership interest in MEP Joint Venture’s adjusted EBITDA (5)	24,095	—	—
Loss on debt refinancing, net	15,748	—	—
Other expense, net	831	698	104

Adjusted EBITDA (6)	$101,758	$52,687	$62,109

(1) Earnings before interest, taxes, depreciation and amortization.

(2) EBITDA varies from previously disclosed amounts as a result of new accounting pronouncement that requires disclosing non-controlling interest in income separately on the face of the income statement.

(3) The Partnership added non-cash unit based compensation as a reconciling item from EBITDA to adjusted EBITDA. Previous comparative periods have been restated.
(4) 100% of Haynesville Joint Venture’s Adjusted EBITDA is calculated as follows:
Net income Haynesville Joint Venture	$32,097	$5,655	$—
Add:
Depreciation and amortization	8,474	2,669	—
Interest expense	171	93	—
Gain on insurance settlement	7	—	—
Loss on sale of asset, net	(1)	—	—
Other expense, net	9	5	—

Haynesville Joint Venture’s Adjusted EBITDA	$40,757	$8,422	$—

(5) 100% of MEP Joint Venture’s Adjusted EBITDA is calculated as follows and represents the three months ended September 30, 2010, as the Partnership acquired its 49.9 percent ownership interest on May 26, 2010:

Net income MEP Joint Venture	$18,110	$—	$—
Add:
Depreciation and amortization	17,402	—	—
Total other income (expense)	12,774	—	—

MEP Joint Venture’s Adjusted EBITDA	$48,286	$—	$—

(6) Adjusted EBITDA and Combined Adjusted EBITDA differs from previously disclosed amounts as a result of the inclusion of income from unconsolidated subsidiary to account for Regency’s income from the Haynesville Joint Venture and the inclusion of non-cash unit based compensation as a reconciling item to Adjusted EBITDA.

Reconciliation of Non-GAAP Measures to GAAP Measures

	Year Ended December 31,
	2010	2009	2008
	($ in thousands)
Net (loss) income	$(10,918)	$140,489	$101,328
Add (deduct):
Interest expense, net	82,971	77,996	63,243
Depreciation and amortization	122,725	109,893	102,566
Income tax expense (benefit)	956	(1,095)	(266)

EBITDA (1) (2)	$195,734	$327,283	$266,871
Add (deduct):
Non-cash loss (gain) from derivatives	42,613	5,163	(14,708)
Non-cash unit based compensation (3)	13,727	5,834	4,318
Loss (gain) on asset sales, net	591	(133,284)	472
Income from unconsolidated subsidiaries	(69,365)	(7,886)	—
Partnership’s ownership interest in Haynesville Joint Venture’s adjusted EBITDA (4)	67,014	11,398	—
Partnership’s ownership interest in MEP Joint Venture’s adjusted EBITDA (5)	55,682	—	—
Loss on debt refinancing, net	17,528	—	—
Other expense, net	3,432	2,486	2,374

Adjusted EBITDA (6)	$326,956	$210,994	$259,327

(1) Earnings before interest, taxes, depreciation and amortization.

(2) EBITDA varies from previously disclosed amounts as a result of new accounting pronouncement that requires disclosing non-controlling interest in income separately on the face of the income statement.

(3) The Partnership added non-cash unit based compensation as a reconciling item from EBITDA to adjusted EBITDA. Previous comparative periods have been restated.
(4) 100% of Haynesville Joint Venture’s Adjusted EBITDA is calculated as follows:
Net income Haynesville Joint Venture	$106,737	$19,734	$—
Add:
Depreciation and amortization	31,797	8,514	—
Interest expense	526	158	—
Gain on insurance settlement	(242)	—	—
Loss on sale of asset, net	105	—	—
Other expense, net	14	50	—

Haynesville Joint Venture’s Adjusted EBITDA	$138,937	$28,456	$—

(5) 100% of MEP Joint Venture’s Adjusted EBITDA is calculated as follows and represents the period from May 26, 2010 to September 30, 2010, as the Partnership acquired its 49.9 percent ownership interest on May 26, 2010:

Net income MEP Joint Venture	$42,529	$—	$—
Add:
Depreciation and amortization	40,104	—	—
Total other income (expense)	28,954	—	—

MEP Joint Venture’s Adjusted EBITDA	$111,587	$—	$—

(6) Adjusted EBITDA and Combined Adjusted EBITDA differs from previously disclosed amounts as a result of the inclusion of income from unconsolidated subsidiary to account for Regency’s income from the Haynesville Joint Venture and the inclusion of non-cash unit based compensation as a reconciling item to Adjusted EBITDA.

Non-GAAP Adjusted Segment Margin to GAAP Net Income

	Three Months Ended December 31,
	2010	2009	2008
	($ in thousands)
Net (loss) income	$(8,923)	$(3,347)	$31,936
Add (Deduct):
Operation and maintenance	33,100	26,809	34,240
General and administrative	18,563	14,532	12,539
Loss on asset sales, net	3	106	38
Transaction expenses	—	—	1,084
Depreciation and amortization	33,217	26,174	25,581
Income from unconsolidated subsidiaries	(23,618)	(2,431)	—
Interest expense, net	19,791	21,945	14,899
Loss on debt refinancing, net	15,748	—	—
Other income and deductions, net	12,232	1,459	118
Income tax benefit	(143)	(484)	(408)
Discontinued operations	1,654	735	(1,597)

Total Segment Margin (1)	101,624	85,498	118,430
Non-cash loss (gain) from derivatives	6,816	1,157	(13,608)

Adjusted Total Segment Margin (1)	108,440	86,655	104,822

Transportation Segment Margin (1) (2)	—	—	15,984

Contract Compression Segment Margin (1)	40,855	34,163	33,351

Contract Treating Segment Margin (1)	8,725	—	—

Corporate & Others Segment Margin (1)	5,341	1,964	217

Inter-segment Elimination	(6,212)	(1,611)	2,258

Adjusted Gathering and Processing Segment Margin (1)	$59,731	$52,139	$53,012

(1)	Segment margin and adjusted segment margin vary from previously disclosed amounts due to the presentation of discontinued operations for the disposition of east Texas assets, a functional reorganization of our operating segments, as well as inter-segment eliminations.
(2)	Transportation segment margin and adjusted transportation segment margin represent Regency’s 100% ownership in RIGS prior to contribution of RIGS to the Haynesville Joint Venture.

Non-GAAP Adjusted Segment Margin to GAAP Net Income

	Year Ended December 31,
	2010	2009	2008
	($ in thousands)
Net (loss) income	$(10,918)	$140,489	$101,328
Add (Deduct):
Operation and maintenance	125,650	117,080	119,715
General and administrative	80,951	57,863	51,323
Loss (gain) loss on asset sales, net	516	(133,282)	457
Management services termination fee	—	—	3,888
Transaction expenses	—	—	1,620
Depreciation and amortization	117,751	100,098	93,393
Income from unconsolidated subsidiaries	(69,365)	(7,886)	—
Interest expense, net	82,792	77,665	62,940
Loss on debt refinancing, net	17,528	—	—
Other income and deductions, net	12,126	15,132	(328)
Income tax expense (benefit)	956	(1,095)	(266)
Discontinued operations	1,571	2,269	(13,931)

Total Segment Margin (1)	359,558	368,333	420,139
Non-cash loss (gain) from derivatives	30,183	(7,151)	(17,996)

Adjusted Total Segment Margin (1)	389,741	361,182	402,143

Transportation Segment Margin (1) (2)	—	11,714	66,888

Contract Compression Segment Margin (1)	154,209	141,028	125,503

Contract Treating Segment Margin (1)	11,454	—	—

Corporate & Others Segment Margin (1)	21,092	6,275	815

Inter-segment Elimination	(23,205)	(4,604)	(4,573)

Adjusted Gathering and Processing Segment Margin (1)	$226,191	$206,769	$213,510

(1)	Segment margin and adjusted segment margin vary from previously disclosed amounts due to the presentation of discontinued operations for the disposition of east Texas assets, a functional reorganization of our operating segments, as well as inter-segment eliminations.
(2)	Transportation segment margin and adjusted transportation segment margin represent Regency’s 100% ownership in RIGS prior to contribution of RIGS to the Haynesville Joint Venture.

Reconciliation of “cash available for distribution” to net cash flows provided by operating activities and to net income

Three Months Ended December 31, 2010
($ in thousands)
Net cash flows provided by operating activities	$41,304
Add (deduct):
Depreciation and amortization, including debt issuance cost amortization	(34,556)
Write-off of debt issuance costs	1,422
Amortization of excess fair value of unconsolidated subsidiaries	(3,410)
Income from unconsolidated subsidiaries	27,028
Derivative valuation change	(18,352)
Loss on asset sales, net	(78)
Unit based compensation expenses	(1,387)
Trade accounts receivables, accrued revenues, and related party receivables	13,708
Other current assets	1,010
Trade accounts payable, accrued cost of gas and liquids, related party payables and deferred revenues	(14,724)
Other current liabilities	4,667
Distributions received from unconsolidated subsidiaries	(27,028)
Other assets and liabilities	1,473

Net loss	$(8,923)

Add:
Interest expense, net	19,791
Depreciation and amortization	33,217
Income tax benefit	(143)

EBITDA	$43,942

Add (deduct):
Non-cash loss from derivatives	18,922
Non-cash unit based compensation	1,386
Loss on asset sales, net	78
Income from unconsolidated subsidiaries	(23,618)
Partnership’s ownership interest in Haynesville Joint Venture’s adjusted EBITDA	20,374
Partnership’s ownership interest in MEP Joint Venture’s adjusted EBITDA	24,095
Loss on debt refinancing, net	15,748
Other expense, net	831

Adjusted EBITDA	$101,758

Add (deduct):
Interest expense, excluding capitalized interest	(19,552)
Maintenance capital expenditures	(4,164)
Proceeds from asset disposal	128
Convertible preferred distribution	(1,945)
Joint venture adjustments (1)	(7,844)
Others	304

Cash available for distribution	$68,685

(1)	Adjustments for the Partnership’s share of the Haynesville Joint Venture’s and MEP Joint Venture’s adjustments between their respective adjusted EBITDA and cash available for distribution. Adjustments include interest expense, maintenance capital expenditures and the Haynesville Joint Venture’s non-cash portion of the general and administrative management fee.